Exhibit 97.1

1.OVERVIEW. The Board of Directors (the “Board”) of Academy Sports and Outdoors, Inc. (the “Company”) believes that it is in the best interests of the Company and its shareholders to create and maintain a culture that emphasizes integrity and accountability and that reinforces the Company’s pay-for-performance compensation philosophy. The Board has therefore adopted this Incentive Compensation Clawback Policy (this “Policy”), which provides for the recoupment of certain incentive compensation in the event of an accounting restatement resulting from material noncompliance with financial reporting requirements under the federal securities laws, including any required accounting restatement to correct an error in previously issued financial statements that is material to the previously issued financial statements, or that would result in a material misstatement if the error were corrected in the current period or left uncorrected in the current period.
This Policy is intended to comply with and, as applicable, to be administered and interpreted consistent with, Listing Rule 5608 adopted by the Nasdaq Stock Market to implement Rule 10D-1 under the Securities Exchange Act of 1934, as amended (collectively, “Rule 10D-1”).
2.COMPENSATION COMMITTEE. The Compensation Committee (the “Committee”) of the Board shall have full authority and sole discretion to interpret and enforce this Policy in accordance with its business judgment. Any determination by the Committee with respect to this Policy shall be final, conclusive and binding on all interested parties.
3.COVERED TEAM MEMBERS. This Policy applies to any officer of the Company as defined under Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended (collectively, the “Covered Team Members”). This Policy shall be binding and enforceable against all Covered Team Members and their beneficiaries, heirs, executors, administrators, or other legal representatives.
4.INCENTIVE COMPENSATION. For purposes of this Policy, “Incentive Compensation” means any compensation granted, earned or vested based in whole or in part on the Company’s attainment of a Financial Reporting Measure (as defined below) that was Received (as defined below) by a person (i) on or after October 2, 2023 (the “Effective Date”) and after the person began service as a Covered Team Member, and (ii) who served as a Covered Team Member at any time during the performance period for the Incentive Compensation. Incentive Compensation is deemed to be “Received” in the fiscal period during which the relevant Financial Reporting Measure is attained, regardless of when the compensation is actually paid or awarded. “Financial Reporting Measure” means (i) any measure that is determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements and any measure derived wholly or in part from such a measure, and (ii) any measure based in whole or in part on the Company’s stock price or total shareholder return. Incentive Compensation includes cash compensation and any equity awards to the extent based in whole or in part on such attainment.
5.RESTATEMENT OF FINANCIAL RESULTS; CALCULATION OF OVERPAYMENT.
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If the Committee determines, in its discretion, that Incentive Compensation that is Received by a Covered Team Member during the Clawback Period (as defined below) exceeds the amount that would have been Received if determined or calculated based on the Company’s restated financial results, such excess amount of Incentive Compensation will be subject to mandatory recoupment by the Company pursuant to this Policy, as promptly as reasonably possible. Such excess amount shall be referred to herein as the “Overpayment.” For Incentive Compensation earned or vested based on stock price or total shareholder return, the Committee will determine any Overpayment amount based on a reasonable estimate of the effect of the accounting restatement on the relevant stock price or total shareholder return. In all cases, the calculation of the Overpayment to be recovered will be determined on a pre-tax basis.
The “Clawback Period” means the three completed fiscal years immediately preceding the date that the Company is required to prepare the accounting restatement described in this Policy and any “transition period” (the date the Company is required to prepare the restatement and any “transition period” shall be determined pursuant to Rule 10D-1).
6.FORMS OF RECOVERY. The Company may implement a clawback pursuant to this Policy in any manner consistent with applicable law, including by requiring payment of such amount(s) to the Company, by set-off, by reducing future compensation, or by such other means or combination of means as the Committee determines to be appropriate. Notwithstanding the foregoing, the Company need not recover the excess amount of Incentive Compensation if and to the extent that the Committee determines that such clawback is impracticable, subject to and in accordance with any applicable exceptions under the Nasdaq listing rules and not required under Rule 10D-1, including if the Committee determines that the direct expense paid to a third party to assist in enforcing this Policy would exceed the amount to be recovered after making a reasonable attempt to recover such amounts. The Company shall not indemnify any Covered Team Members against the loss of any Incentive Compensation pursuant to this Policy.
7.NON-EXCLUSIVITY. Nothing in this Policy shall be viewed as limiting the right of the Company or the Committee to pursue recoupment under or as required by the Company’s plans, awards, any employment agreements, the applicable provisions of any law, rule or regulation (including, without limitation, Section 304 of the Sarbanes-Oxley Act of 2002), or any and any other legal remedies available to the Company. In addition, the Company’s Incentive Compensation Clawback Policy, as in effect prior to the Effective Date, shall continue to apply to any Incentive Compensation (as defined in such prior policy) Received prior to the Effective Date.